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                          KEMPER CORPORATION
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                          KEMPER CORPORATION
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FOR IMMEDIATE RELEASE

April 28, 1994

FOR MORE INFORMATION:
Janice Kalmar
708/320-4465 or
Steve Radis
708/320-5552



                        KEMPER CORPORATION REPORTS
                        STRONG FIRST-QUARTER RESULTS


     LONG GROVE, Ill. (April 28) -- Kemper Corporation (NYSE: KEM) today reported operating earnings from continuing operations of $35.4 million, or

$.87 per share, for the quarter ended March 31, compared with $10.4 million, or $.17 per share, for the same period of 1993.  The first-quarter

1993 results reflect charges of $11.9 million, or $.24 per share, related to the company's adoption of new accounting rules for deferred income taxes

(SFAS 109).

     For the first quarter of 1994, the company reported net income from continuing operations of $54.3 million, or $1.43 per share, compared with a net loss of $16.9 million, or $.38 per share, for the same period in 1993.

These results included net realized investment gains of $18.9 million in the first quarter of 1994, compared with net realized investment losses of

$27.3 million in the 1993 period.

     Net income including discontinued operations for the first quarter in

1994 was $56.8 million, or $1.50 per share, compared with $12.2 million, or

$.21 per share, for the first quarter in 1993.

     "We are very pleased with our earnings.  They indicate strongly that we are on the right track with our core business focus," said David B.

Mathis, chairman and chief executive officer of Kemper Corporation.  "We expect full-year 1994 operating earnings will significantly exceed 1993 levels."

ASSET MANAGEMENT

     The asset management segment reported first-quarter 1994 operating earnings of $21.0 million, or $.61 per share, compared with $21.1 million,

or $.43 per share, for the same period in 1993.  Despite a decrease in assets under management for the quarter, a change in product mix, an increase in transfer agency revenues and continued expense control helped to maintain the level earnings.

     Assets under management totaled $67.4 billion at March 31, down from

$69.3 billion at year-end 1993.  The decrease was primarily due to rising interest rates, which affected the bond markets and also caused corrections in the stock market that reduced portfolio values.

     This segment is taking actions to enhance performance going forward.

These actions include broadening product offerings, implementing pricing alternatives, launching private label funds targeted at the bank marketplace and marketing Kemper mutual funds through the company's life insurance and securities brokerage distribution networks.

LIFE INSURANCE

     The life insurance segment reported significantly higher first-quarter

1994 operating earnings of $28.8 million, or $.85 per share, compared with

$17.9 million, or $.36 per share, for the 1993 period.  Among the factors contributing to the rise in earnings were increased spreads on fixed-rate annuities, a continued increase in total new and renewal sales of term life products, favorable mortality and effective expense control.  Investment income benefited from a lower level of nonperforming real estate-related investments.

     The segment reported net income of $39.0 million, or $1.15 per share,

for the first quarter in 1994, compared with net income of $2.3 million, or

$.05 per share, for the year-ago period.  The increase reflects net realized investment gains of $10.2 million for the 1994 period, primarily from the sale of equities.  The segment had net realized investment losses of $15.6 million for the year-ago period.

     The life insurance segment has introduced an aggressive campaign to increase sales in nontraditional channels and to emphasize the company's most profitable new and existing products.  For instance, for the first time the company is actively marketing term life insurance products through the securities brokerage operations.

SECURITIES BROKERAGE

     The securities brokerage segment reported operating earnings of $2.7 million, or $.08 per share, for the first quarter of 1994, compared with earnings of $1.4 million, or $.03 per share, for the 1993 period.

First-quarter 1994 income was attributable to steady retail brokerage performance, a significantly higher level of corporate finance activities and a continuing reduction in operating expenses.

     Additionally, during the quarter the company announced the successful resolution of certain litigation.

     Special attention is being given to filling excess capacity within the retail distribution system through efforts to increase the productivity of investment consultants, recruitment of additional experienced consultants and recruitment of individuals focused on the sale of packaged products.

These actions are designed to increase sales of Kemper mutual funds and life insurance products and generate higher profitability.

REAL ESTATE

     Reflecting lower joint venture operating losses, the real estate segment reported a net loss of $2.3 million, or $.06 per share, for the

1994 first quarter, down from a loss of $30.9 million, or $.63 per share,

for the 1993 first quarter.   This segment continues to manage the real

estate portfolio to decrease risk and reduce operating losses.

     Kemper Corporation is a holding company with principal subsidiaries in asset management, life insurance and securities brokerage.



Editor's notes:
1. Operating earnings/loss denotes net income/loss excluding realized investment results and the gain on the sale of discontinued operations.
2.  Earnings per share are calculated on a primary basis.
3. Discontinued operations include property-casualty insurance, reinsurance and risk management.

(Table follows)
Kemper Corporation Consolidated Financial Highlights (unaudited)
- ----------------------------------------------------------------
(in millions, except per share data)

                                                        3 Months Ended 3-31
                                                         1994          1993
                                                         ------------------
Net income (loss)
- ------------------

Continuing operations before cumulative
      effect of changes in accounting principles       $   54.3    $   (5.0)
Cumulative effect of changes in accounting principles      ---        (11.9)
                                                       ---------   ---------
Net income (loss) from continuing operations               54.3       (16.9)

Net income from discontinued operations,
     including cumulative effect of changes in
     accounting principles (A)                              2.5        29.1
                                                       ---------   ---------
Net income                                             $   56.8    $   12.2
                                                       =========   =========
Average common and
     equivalent shares outstanding                         33.6        49.4
                                                       =========   =========
Net income applicable to
     common shareholders                               $   50.4    $   12.2
                                                       =========   =========

Net income (loss) per share (B):
- --------------------------------
PRIMARY
Continuing operations before cumulative
     effect of changes in accounting principles        $    1.43   $   (.14)
Cumulative effect of changes in
     accounting principles                                   ---       (.24)
                                                       ---------   ---------
Net income (loss) from continuing operations                1.43       (.38)
Net income from discontinued operations,
     including cumulative effect of changes in
     accounting principles                                   .07        .59
                                                       ---------   ---------
Net income per share                                   $    1.50   $    .21
                                                       =========   =========

FULLY DILUTED
Continuing operations before cumulative
     effect of changes in accounting principles        $    1.31   $   (.14)
Cumulative effect of changes in
     accounting principles                                   ---       (.24)
                                                       ---------   ---------
Net income (loss) from continuing operations                1.31       (.38)
Net income from discontinued operations,
     including cumulative effect of changes
     in accounting principles                                .06        .59
                                                       ---------   ---------
Net income per share                                   $    1.37   $    .21
                                                       =========   =========

Revenue                                                $  464.5    $ 419.2
- -------                                                =========   =========

                            March 31, 1994        December 31, 1993      Percent Change

Invested assets                $  7,768.6               $  8,071.7               (3.8) %
Total assets                     14,017.3                 14,038.1               (0.1)
Total stockholders' equity        1,456.1                  1,619.0              (10.1)
Book value per common share         33.03                    38.24              (13.6)


(A) Net income from discontinued operations reflects the effects of changes in accounting principles of $14.4 million for first quarter 1993.

(B) Per share results reflect the effect of employee interests in Kemper Financial Companies, Inc.


Kemper Corporation
Long Grove, Illinois
April 28, 1994